August 28, 1998



Highwoods Properties, Inc.
3100 Smoketree Court
Suite 600
Raleigh, NC  27604

Attn.:  Carmen Liuzzo

Ladies and Gentlemen:

      This letter agreement between Highwoods Properties, Inc. (the "Company") and UBS AG, London Branch ("UB-LB"), as successor to UBS (as defined), acting through its agent Warburg Dillon Read LLC, modifies and amends, in part, certain of the terms and conditions of that certain Forward Stock Purchase Confirmation, dated August 25, 1997 (the "Forward Agreement") between the Company and Union Bank of Switzerland, London Branch ("UBS"), as such may have been amended through the date hereof. Defined terms not otherwise defined herein shall have the meanings ascribed to them under the Forward Agreement.

      Notwithstanding the terms and conditions of the Forward Agreement, the Company and UB-LB agree as follows:

1. The "Maturity Date" of the Transaction shall be February 28, 1999.

2. In consideration of the agreement to extend the Maturity Date, the Company shall pay to UB-LB on or before August 28, 1998, a commitment fee of 0.50% ($289,125) of the product obtained by multiplying the Initial Price by the number of Underlying Shares, plus reasonable legal fees.

3. For the avoidance of doubt:

   a) In the definition of "Initial Price" in Section IV of the Forward Agreement, the term "[closing price]" shall be deleted and replaced by "$32.125".

   b) In the definition of "Mandatory Unwind Thresholds" in Section IV of the Forward Agreement, the term "Current Price" shall be deleted and replaced by "Initial Price", and

   c) The day of the month referred to in the definitions of "Trade Date", "Effective Date", and "Reset Dates" shall be the 28th, not the 25th.

4. Notwithstanding any provision of the Forward Agreement to the contrary, under no circumstances shall the Company be permitted to use common shares to fulfill any of its obligations under the Forward Agreement after October 12, 1998 (including without limitation, Settlement or Interim Settlement obligations), unless a registration statement contemplated by Section II.A.5. of the Forward Agreement is effective with respect to such shares.

5. Effective August 28, 1998, Exhibit A to the Forward Agreement (which contains financial covenants of the Company, the breach of any of which constitutes a Mandatory Unwind Event under Section V of the Forward Agreement) shall be replaced in its entirety by the new Exhibit A that is attached to this letter.

6. a) Before "Mandatory Unwind Event" in Section V, the following provision shall be added:


Early Settlements
with respect
to Other
Substantially Similar
Transactions:              The Company agrees that (i) prior to the early
                           settlement, unwind or liquidation of any transaction that is substantially similar to the transaction contemplated by this Forward Stock
                           Contract (an "Other Transaction"), the Company shall promptly, after learning that any such event may occur, give telephone notice to no less than two (2) UB-LB officers, one of which must be an officer of the Real Estate Finance Group
                           (confirmed in writing by both fax and next day mail) of such upcoming settlement, unwind or liquidation, (ii) any such settlement, unwind or liquidation shall constitute a Mandatory Unwind
                           Event under clause (ii) of "Mandatory Unwind
                           Event" in this Section V, and (iii) UBS may require all or part of the Transaction to be settled prior to or coincident with such other
                           Transaction.

   b) Subclause (5) of clause (ii) under "Mandatory Unwind Event" in Section V shall be deleted in its entirety and replaced as follows:

      (5) any failure of the Company to post collateral pursuant to Section III herein,

   c) To clause (ii) under "Mandatory Unwind Event" in Section V, the following shall be added:

      (6) the Company settles, unwinds or liquidates any transaction that is substantially similar to this Transaction, thus giving rise to a Mandatory Unwind Event under "Early Settlements with respect to Other Substantially Similar Transactions" of this Section V, and/or

      (7) failure to deliver to UBS on or before October 12, 1998, an effective registration statement as contemplated by Section II.A.5. above.

7. The agreement of UBS of the modifications and amendments provided for herein shall not constitute or imply any agreement or undertaking to agree to any other modification or amendment with respect to the Forward Agreement.

Sincerely,

UBS AG, London Branch:


By:________________________________       By:________________________________
Name:                                     Name:
Title:                                    Title:
Date:                                     Date:


AGREED TO AND ACCEPTED

Highwoods Properties, Inc.


By:_______________________________        By:_________________________________
Name:                                     Name:
Title:                                    Title:
Date:                                     Date:

      UBS, AG London Branch has verbally agreed to extend the deadline for an effective registration statement relating to the sale of the Shares from October 12, 1998 to November 2, 1998. Such deadline is set forth in Paragraph 4 of the August 28, 1998 Letter Agreement between the Company and UBS, AG London Branch